EXHIBIT 21.1

CNL Diversified Lifestyle Properties, Inc.

Subsidiaries of the Registrant

1.)	CNL Diversified Properties GP, LLC, a Delaware limited liability company

2.)	CNL Diversified Properties, LP, a Delaware limited partnership